Exhibit 8.1

List of Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
AMTD Investment Inc.	Cayman Islands
AMTD Strategic Investment (BVI) Limited	British Virgin Islands
AMTD Investment Solutions Group (BVI) Limited	British Virgin Islands
AMTD Overseas (BVI) Limited	British Virgin Islands
AMTD Fintech Investment (BVI) Limited	British Virgin Islands
AMTD Strategic Investment Limited	Hong Kong
AMTD Investment Solutions Group Limited	Hong Kong
AMTD Overseas Limited	Hong Kong
AMTD Fintech Investment Limited	Hong Kong
AMTD International Holding Group Limited	Hong Kong
AMTD Securities Limited	Hong Kong
AMTD Global Markets Limited	Hong Kong
Asia Alternative Asset Partners Limited	Hong Kong
AMTD Global Markets Pte. Ltd.	Singapore
AMTD Capital Co., Ltd.	PRC